Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Lending Tree, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	(1)	Other	1,500,000	$60.58	$90,870,000.00	0.0001381	$12,550.00

Total Offering Amounts:						$90,870,000.00		12,550.00
Total Fee Offsets:
Net Fee Due:								$12,550.00

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of LendingTree, Inc.’s (the “Registrant’s”) common stock, par value $0.01 per share (“Common Stock”), as reported on The Nasdaq Global Select Market on October 29, 2025, which date is within five business days prior to the filing of this Registration Statement.

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Registrant’s 2023 Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Amount registered represents 1,500,000 shares of Common Stock reserved for issuance under the Plan.